UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Fresh Tracks Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 20, 2023, Fresh Tracks Therapeutics, Inc. (the “Company”) commenced distributing proxy materials to its stockholders, including a Notice of Special Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”), for its special meeting of stockholders to be held on November 16, 2023 (the “Special Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on October 20, 2023.

On December 11, 2023, the Company updated its website (https://ir.frtx.com/), which included a reminder to the Company’s stockholders who have not yet voted, reminding them to vote at the Special Meeting (the “Website Message”). A copy of the Website Message is below.

Website Message
On September 18, 2023, Fresh Tracks Therapeutics’ Board of Directors (the “Board”) unanimously approved the Company’s proposed liquidation and dissolution (the “Dissolution”) and a proposed plan of liquidation and dissolution (the “Plan of Dissolution”), subject to the approval of the Company’s stockholders. Fresh Tracks encourages all stockholders of record on October 17, 2023 who have not yet voted to submit their proxy as soon as possible by calling the Company’s proxy solicitor D.F. King at 800-769-4414 (or international: 914-218-4628). If we fail to obtain the required stockholder approval, we intend to seek dissolution through the judicial process in Delaware.

In connection with the Plan of Dissolution, effective October 2, 2023, the Company discontinued all clinical and preclinical development programs and terminated most of its employees, except for certain employees, consultants, and advisors who will supervise or facilitate the dissolution and wind down of the Company. The Board also appointed Albert N. Marchio, II, the Company’s then-current Chief Financial Officer, as the Company’s Chief Executive Officer and Chief Financial Officer, as well as a director and Chairman of the Board.